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Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K with respect to the oil and gas reserves of Petrohawk Energy Corporation as of years ended December 31, 2008, 2009, and 2010. We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346, 333-148434 and 333-161451 and the Registration Statements on Form S-3, Nos. 333-124898, 333-120881, 333-91496, 333-45586, and 333-161912, of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E. C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
February 21, 2011

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  Exhibit 23.2